ARTICLES OF INCORPORATION

OF

TILURO, INC.

The undersigned, as incorporator, forms a corporation within the meaning of the applicable provisions of the Florida Statutes, Chapter 607.

ARTICLE

Corporate Name

The name of this corporation is Tiluro, Inc. (the “Corporation”).

ARTICLE

Initial Principal Office

The initial principal office for the Corporation shall be at 8200 Seminole Boulevard, Seminole, Florida 33772.

ARTICLE

General Nature of business

The Corporation may transact any lawful business for which corporations may be incorporated under Florida law.

ARTICLE

Capital Stock

A.

COMMON STOCK: The aggregate number of shares of common stock (the “Common Stock”) authorized to be issued by this Corporation shall be 500,000,000, with a par value of $0.0001 per share.  Each share of issued and outstanding Common Stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the Common Stock, as well as in the net assets of the corporation upon liquidation or dissolution.

B.

PREFERRED STOCK:  The Corporation is authorized to issue 100,000,000 shares of $0.0001 par value preferred stock (the “Preferred Stock”).  The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series in addition to those set forth below and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a)

the rate of dividend;

(b)

whether the shares may be called and, if so, the call price and the terms and conditions of call;

(c)

the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d)

sinking fund provisions, if any, for the call or redemption of the shares;

(e)

the terms and conditions, if any, on which the shares may be converted;

(f)

voting rights; and

(g)

whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof.  The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series.  In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Registered Agent

The registered agent of the Corporation at such address is Clifford J. Hunt, Esquire, who maintains an office at 8200 Seminole Boulevard, Seminole, Florida 33772.

ARTICLE VI

Incorporator

The name and address of the corporation’s incorporator is:

Name

Address

Clifford J. Hunt, Esquire

8200 Seminole Boulevard

Seminole, Florida 33772

ARTICLE VII

By-Laws

The power to adopt, alter, amend or repeal by-laws of the Corporation shall be vested in the shareholders and separately in its Board of Directors, as prescribed by the by-laws of the Corporation.

ARTICLE VIII

Indemnification

If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in § 607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the Corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by § 607.0850, as then in effect, or by any successor law thereto.

ARTICLE IX

Effective Date of Articles

These Articles shall be effective upon filing with the Secretary of State for Florida.

ARTICLE X

Control Share Acquisition Statute Inapplicable

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to this Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

IN WITNESS WHEREOF, the undersigned, as incorporator, has hereunto set the undersigned’s hand and seal this 13th day of May 2014, for the purpose of organizing this Corporation under the laws of the State of Florida.

/s/:Clifford J. Hunt

Clifford J. Hunt, Incorporator

ACKNOWLEDGMENT

Having been named to accept service of process for the above-stated Corporation, at the place designated in these articles of incorporation, I hereby accept to act in this capacity, and agree to comply with the provisions of Section 607.0501 of the Florida Statutes relative to keeping open said office.

/s/: Clifford J. Hunt

Clifford J. Hunt, Esquire